Exhibit 10.1

February 16, 2007
PMC-Sierra Mission Towers 3975 Freedom Circle, #100 Santa Clara, CA 95054 U.S.A.
PERSONAL & CONFIDENTIAL
Tel 408.239.8000 Fax 408.239.8166 www.pmc-sierra.com
Mr. Michael W. Zellner
San Jose, CA
USA

Dear Mike;

I am pleased to offer you the position of Vice President, Chief Financial Officer at PMC-Sierra, Inc. (“the Company” or “PMC”) reporting to me. The position is effective March 2, 2007 and the compensation package is subject to the approval of the PMC-Sierra, Inc. Board of Directors or the Compensation Committee. Your position will be located in Santa Clara, CA.

Base Salary

You will receive a gross salary of US$365,000. which will be paid bi-weekly in accordance with the Company’s normal payroll procedures. Salaries are reviewed on an annual basis with the review normally occurring at the beginning of each year. You should note that a salary review does not guarantee a salary increase, because salary increases may not occur every year, nor is it a promise of continued employment.

Short Term Incentive Plan

You will be eligible to participate in the Company’s Short Term Incentive Plan (“STIP”) at a target award level of 60% of your annual salary. Payouts under STIP are currently made twice yearly and are based on various preconditions including your achievement of individual performance objectives and the achievement of corporate objectives. Your participation in the 2007 STIP will be effective from March 2, 2007.

Equity Awards

Subject to the terms of PMC-Sierra’s equity plan and your stock grant agreement, upon accepting our offer, the Company will recommend that the Board of Directors or its Compensation Committee grant you: a) an option to purchase 255,000 PMC-Sierra, Inc. common shares at a price per share equal to 100% of the fair market price on the grant date, and b) the right to receive 56,666 restricted stock units (“restricted stock units”)

issued upon the completion of the applicable vesting criteria found in the stock grant agreement. Stock option grants are typically approved by the Compensation Committee of the Board of Directors on the first Tuesday of the month following your date of hire and restricted stock unit grants are approved quarterly. If the market is not open on an expected grant date, the grant date will default to the next trading day.

The Company’s grants of options and restricted stock units typically vest over four years. The specific vesting terms are found in your option agreement.

The Company also considers granting equity awards as part of its annual performance review process, which currently occurs in the first calendar quarter. Given your position and your start date with the company, you will be considered for a grant in connection with the performance review process. All equity awards are purely discretionary and are subject to approval by the Board of Directors. No representation is made with regard to the existence or price of any future equity awards. Termination of employment for any reason will result in the loss of unvested rights.

As part of its corporate governance initiatives, the Company has instituted stock ownership requirements for its executive officers and directors. As an executive officer, you must hold $100,000 of the Company’s common stock by the fifth anniversary of your initial grant of restricted stock units. In addition, shares obtained through option exercises and by participation in the employee stock purchase plan may be used to meet the above described ownership requirement.

Benefits

As a regular, full-time employee you are eligible to participate in the Company’s benefits plans in accordance with their terms and conditions. A description of the Company’s benefits are enclosed. The administration of benefits is within the Company’s sole discretion and benefits may be subject to change from time to time at the Company’s discretion. You will also be eligible to receive vacation accrued in accordance with the Company’s policies.

Performance Reviews

As a new employee, your performance will be reviewed within six months of your start date and then the regular schedule will apply.

Business Travel

As discussed, it is anticipated that you will be required to spend a significant portion of your time at the Company’s Burnaby, British Columbia office. As there may be tax and immigration consequences resulting from this requirement, the Company will provide you with the tax consultation services, currently by PricewaterhouseCoopers, which will include tax-filing preparation if you are required to file taxes in jurisdictions other than those that you do currently. The Company will also provide support in obtaining the necessary visas or work permits should the incidence of business trips to Canada require you to do so.

Additional Agreements

Your offer of employment also includes two separate agreements: an Indemnification Agreement and a Change of Control Agreement which are provided to our Executive Officers.

This offer is conditional upon your signing and complying with the enclosed At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

We are looking forward to you joining PMC and to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. This relationship cannot be altered or modified without written authorization from the Chief Executive Officer. Participation in any equity award or benefit program does not assure continuing employment for any particular period of time.

This letter, along with any Company agreements, including but not limited to the Indemnification Agreement, the Change of Control Agreement and the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Vice President of Human Resources and you.

To indicate your acceptance of the Company’s offer, please sign, and date this letter in the space provided below and return it to my attention. A duplicate original is enclosed for your records. We would appreciate your response by March 1, 2007. If you are unable to reply within this time period please contact me at the number below

Mike, I am excited about the prospect of you joining our team and look forward to working with you at PMC-Sierra, Inc. In the meantime, if you have any questions, please contact Steve Cadigan, Vice President Worldwide Human Resources at 604-415-6170 or by email at steve_cadigan@pmc-sierra.com.

Yours truly,

PMC-SIERRA, INC.

/s/ Robert L. Bailey
Robert L. Bailey
Chairman and Chief Executive Officer

Enclosures

I accept this offer of employment on the terms and conditions described herein and in the agreement referenced herein. I am accepting this offer without reliance on any promise, warranty or representation by any party or any representative of any party other than those expressly contained in this offer letter.

February 23, 2007	/s/ Michael W. Zellner
Date	Michael W. Zellner